1 NEWS www.twitter.com/ford www.facebook.com/ford www.instagram.com/ford www.medium.com/@ford Ford Provides Update on Certain Special Items for FY2021 Results DEARBORN, Mich., Jan. 18, 2022 – Ford today outlined several large special items that it intends to report in early February as part of the company’s fourth-quarter and full-year 2021 financial results. Special items are included in Ford’s reported GAAP net income and earnings per share, but are excluded from its non-GAAP adjusted earnings before interest and taxes and adjusted EPS. On a preliminary basis, the special items are expected to include: 1) A fourth-quarter gain of $8.2 billion on Ford’s equity investment in Rivian, following Rivian’s Nov. 10 initial public offering of common stock and a mark-to-market revaluation of the holdings. Additionally, Ford will reclassify its ~$900 million first-quarter 2021 non-cash gain on the Rivian investment as a special item – a step Ford said in October it would take after Rivian’s IPO. The reclassification means the gain from first-quarter 2021 will not be included in Ford’s full-year adjusted EBIT or adjusted EPS. When Ford last provided full-year adjusted EBIT guidance with its third-quarter results on Oct. 27, the ~$900 million gain was included in the forecast range of $10.5 billion to $11.5 billion. Going forward, mark-to-market revaluations to account for changes in Rivian’s stock price could result in related gains or losses each quarter reported as special items. 2) An annual revaluation of Ford’s global pension and other post-retirement employee benefits – resulting in a non-cash, pre-tax accounting re-measurement gain of about $3.5 billion in the fourth quarter and about $3.9 billion for the full year. Overall, the remeasurement gain is mostly attributable to higher discount rates and asset returns. 3) Recording about $1.7 billion in costs associated with Ford repurchasing and redeeming more than $7.6 billion in high-cost debt in the fourth quarter. The repurchases and redemptions were made to further strengthen the company’s balance sheet and reduce ongoing interest expenses. And, 4) Reporting a $3.6 billion tax special item – a non-cash benefit – primarily resulting from changes in Ford’s global tax structure and its effect on deferred tax assets. Additional details on Ford’s fourth-quarter and full-year 2021 special items will be available in a Form 8-K furnished today to the U.S. Securities and Exchange Commission. Ford plans to issue its fourth-quarter and full-year 2021 earnings release on Thursday, Feb. 3. # # #

2 About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company’s Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 184,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com. Contacts: Fixed Income Media T.R. Reid Equity Investment Community Lynn Antipas Tyson Investment Community Karen Rocoff Shareholder Inquiries 1.800.555.5259 or 1.313.319.6683 1.914.485.1150 1.313.621.0965 1.313.845.8540 treid22@ford.com ltyson4@ford.com krocoff@ford.com stockinf@ford.com